EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 20, 2004, except for Notes A-24 and L as to which the date is October 26, 2004, accompanying the consolidated financial statements of Numerex Corp. and Subsidiaries (“Company”) appearing in the 2003 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K/A for the year ended December 31, 2003 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Atlanta, Georgia
February 4, 2005